                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 1)

                   Under the Securities Exchange Act of 1934


                           MIDCOM COMMUNICATIONS INC.
- -------------------------------------------------------------------------------
                                (Name of issuer)


                  COMMON STOCK, PAR VALUE OF $.0001 PER SHARE
- -------------------------------------------------------------------------------
                         (Title of class of securities)


                                   00059563X1
- -------------------------------------------------------------------------------
                                 (CUSIP number)


                                 John R. Dennis
                                 14 Bello Drive
                             Edina, Minnesota 55439
                                 (612) 947-9058
- -------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)


                                 May 28 , 1996
        ---------------------------------------------------------------
            (Date of event which requires filing of this statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

     Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7):

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

- -----------------------                                  ---------------------
 CUSIP No.  00059563X1            13D                      Page 2 of 13 Pages
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TELECOMMUNICATIONS CAPITAL ADVISORS
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      JOINT                                                     (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      00
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             290,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          290,000
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      290,000
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.9%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
 CUSIP No. 00059563X1               13D                    Page 3 of 13 Pages
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JOHN DENNIS
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      JOINT                                                     (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      PF
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      0
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
- ------------------------------------------------------------------------------

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 4 of 13 Pages
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MARYANNE DENNIS
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      JOINT                                                     (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      PF
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11


- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
- ------------------------------------------------------------------------------

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                     Page 5 of 13 Pages
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DONALD V. SZYMIK
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      JOINT                                                     (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

 ------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      PF
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             290,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          290,000
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      290,000
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.9%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
- ------------------------------------------------------------------------------

- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                13D                 Page 6 of 13 Pages
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MAUREEN K. SZYMIK
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      JOINT                                                     (b) [X]
- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      PF
- ------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) OR 2(e) [_]
 5
- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      UNITED STATES
- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             290,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          290,000
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      290,000
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
      [_]
- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.9%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
- ------------------------------------------------------------------------------

                                      13D
- -----------------------                                  ---------------------
 CUSIP No. 00059563X1                                      PagE 7 of 13 Pages
- -----------------------                                  ---------------------


          This Amendment No. 1 to the Schedule 13D amends and supplements the joint filing of the original Schedule 13D (the "Schedule 13D") filed on May 20, 1996 relating to the common stock, par value $.0001 per share (the "Common Stock") of MIDCOM Communications Inc., a Washington Corporation (the "Company").

Item 5 of the Schedule 13D is hereby amended and restated to read as follows:

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          (a) As of June 3, 1996, Advisors beneficially owned in the aggregate 290,000 shares of the Company's Common Stock. Of that aggregate total, the Dennises directly own 0 shares of Company Common Stock and the Szymiks directly own 290,000 such shares. Based upon the most recently available filing by the Company with the Securities and Exchange Commission which shows an aggregate of 15,494,180 shares of the Company's Common Stock outstanding, the 290,000 shares beneficially owned by Advisors constitute approximately 1.87% of the outstanding shares of the Company's Common Stock. The shares directly owned by the Dennises and Szymiks constitute approximately 0% and 1.87%, respectively, of the outstanding shares of the Company's Common Stock.

          (b) The Dennises have the sole power to vote and dispose of 0 shares of Company Common Stock, and the Szymiks have the sole power to vote and dispose of 290,000 shares of Company Common Stock, subject only to the Partnership Agreement described in Items 4 and 6. Advisors has the shared power to vote and to dispose of 290,000 shares of the Company's Common Stock.

          Pursuant to Rule 13d-3, Mr. Dennis and Mr. Szymik might also be deemed to be beneficial owners, and might be deemed to have the power to direct the voting or disposition of shares of the Company's Common Stock reported herein as beneficially owned by Advisors because Mr. Dennis and Mr. Szymik are general partners of Advisors. Under Section 13(d)(3) of the Exchange Act, Mr. Dennis and Mr. Szymik might also be deemed to be members of a "group" with each other and Advisors. However, neither the filing of the Schedule 13D or this Amendment No. 1 to the Schedule 13D (or amendments hereto) nor any contents of the same shall constitute an admission that either Mr. Dennis or Mr. Szymik is the beneficial owner of any shares of the Company's Common Stock other than such shares as have been reported herein, or that either is a member of a group for the purpose of
Section 13(d) of the Exchange Act, or for any other purpose whatsoever.

          (c) Since the filing of the Schedule 13D, the following transactions in the Common Stock have been completed:

Transactions completed by the  Dennises:

     Date       Type of Transaction  Amount of Securities  Price per Share ($)
     ----       -------------------  --------------------  -------------------
May 20, 1996        Acquisition            5,000               7 7/8

May 27, 1996        Disposition           15,000               9

May 28, 1996        Disposition           10,000              10 3/8

May 28, 1996        Disposition           20,000              10 3/8

May 28, 1996        Disposition           20,000              10 3/8

May 28, 1996        Disposition           30,000              10 1/2

May 28, 1996        Disposition           25,000              10 1/2

May 28, 1996        Disposition           75,000              10 5/8

May 28, 1996        Disposition           10,000              11

May 28, 1996        Disposition           15,000              11 1/4

May 28, 1996        Disposition           20,000              11 1/2


                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 8 of 13 Pages
- -----------------------                                  ---------------------



May 28, 1996        Disposition          20,000              11 3/4

May 28, 1996        Disposition          10,000              11 5/8

May 28, 1996        Disposition          10,000              12

May 28, 1996        Disposition          10,000              12 1/8

May 29, 1996        Disposition          15,000             12.9167

Transactions completed by  the Szymiks:

     Date       Type of Transaction  Amount of Securities  Price per Share ($)
     ----       -------------------  --------------------  -------------------
May 20, 1996        Acquisition           5,000               7 7/8

May 28, 1996        Disposition          27,500              11 1/2

May 28, 1996        Disposition          25,000              11 3/8

May 28, 1996        Disposition          15,000              12

May 28, 1996        Disposition          10,000              12 1/8

May 29, 1996        Disposition          80,000              12 7/8

May 30, 1996        Disposition           5,000              12 1/2

May 31, 1996        Disposition          43,500              12 3/8

June 3, 1996        Disposition          10,000              12 1/4


          For each transaction listed above, the trades were effected by open market transactions on the NASDAQ Stock Market. Under the terms of the Partnership Agreement, transactions completed by either of the Dennises or the Szymiks have a corresponding effect upon the holdings of Advisors, increasing or decreasing such holdings at a one to one ratio for each acquisition or disposition of Common Stock.


          (d)  Not applicable.

          (e)  Not applicable.

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 9 of 13 Pages
- -----------------------                                  ---------------------


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: June 3, 1996



                                      By:  /s/ John R. Dennis
                                           ------------------------------------
                                           Name:  John R. Dennis
                                           Title:

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 10 of 13 Pages
- -----------------------                                  ---------------------


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      Date:  June 3, 1996



                                      By:  /s/ Maryanne Dennis
                                           ------------------------------------
                                           Name:   Maryanne Dennis
                                           Title:

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 11 of 13 Pages
- -----------------------                                  ---------------------


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      Date:  June 3, 1996



                                      By:  /s/ Donald V. Szymik
                                           ------------------------------------
                                           Name:   Donald V. Szymik
                                           Title:

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 12 of 13 Pages
- -----------------------                                  ---------------------


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      Date: June 3, 1996



                                      By:  /s/ Maureen K. Szymik
                                           ------------------------------------
                                           Name:  Maureen K. Szymik
                                           Title:

                                      13D
- -----------------------                                  ---------------------
  CUSIP No. 00059563X1                                    Page 13 of 13 Pages
- -----------------------                                  ---------------------


                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             Date:  June 3, 1996



                             By:  /s/ John R. Dennis
                                  -------------------------------------------
                                  Name:  John R. Dennis
                                  Title:  General Partner of
                                          Telecommunications Capital Advisors